List of Subsidiaries – 12/31/2023 Name Jurisdiction Ownership Percentage Piedmont Lithium Carolinas, Inc. North Carolina 100% Piedmont Lithium Cayman Inc. Cayman Islands 100% Piedmont Lithium Finland Holdings, LLC Delaware 100% Piedmont Lithium Finland Oy Finland 100% Lasec Exploration Canada Inc. Ontario 100% LASEC Group, LLC Delaware 100% LithCo Holdings, LLC Delaware 100% Piedmont Lithium International Canada BC ULC British Columbia 100% Piedmont Lithium International US, LLC Delaware 100% Piedmont Lithium Newfoundland Holdings, LLC Delaware 100% Piedmont Lithium PTY LTD Australia 100% Piedmont Lithium Quebec Holdings, LLC Delaware 100% PLNC Holdings, LLC Delaware 100% PLNC Land, LLC Delaware 100% PLTN Holdings, LLC Delaware 100% PLTN Land, LLC Delaware 100% PLTN Real Estate, LLC Delaware 100% Sayona Mining Limited Australia 25% Sayona Quebec Inc. Quebec 12% Exhibit 21.1